Exhibit 10.21

AIRCRAFT MANAGEMENT AGREEMENT

THIS AIRCRAFT MANAGEMENT AGREEMENT (the “Agreement”) is made and entered into as of this 29th day of December, 2004 (the “Effective Date”), by and between KRAFT FOODS GLOBAL, INC., a Delaware corporation with a principal place of business located at Three Lakes Drive, Northfield, IL 60093 (“Kraft”), and ALTRIA CORPORATE SERVICES, INC., a New York corporation with a principal place of business located at 120 Park Avenue, New York, NY  10017 (“Manager”).

WITNESSETH:

WHEREAS, Kraft rightfully possesses one (1) Gulfstream Aerospace GIV-SP aircraft and one (1) Gulfstream G300 aircraft (as further described in Exhibit A, which may be amended from time to time by mutual agreement of the parties to provide for substitution, replacement, addition or removal of certain aircraft) (collectively, the “Aircraft”); and

WHEREAS, Kraft desires Manager to provide aircraft management, pilot services, maintenance and other aviation services (the “Services”) to Kraft to allow Kraft to conduct operations pursuant to Federal Aviation Regulations (“FARs”) Part 91 under Kraft’s operational control pursuant to the terms and conditions of this Agreement; and

WHEREAS, Manager has flight department personnel experienced in the business of managing, operating, maintaining, and scheduling corporate aircraft and desires to perform these services for Kraft on the terms and conditions stated herein.

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for good and valuable consideration, Kraft and Manager hereby agree as follows:

ARTICLE ONE

TERM

1.1                                 Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in effect until such time as it has been terminated as to the Services in accordance with Article 1.2 below.

1.2                                 Termination.  Either Party may terminate this Agreement without cause by providing one hundred twenty (120) days’ prior written notice to the other Party or as otherwise agreed between the Parties hereto.

1.3                                 Accounting after Termination.  Within one hundred twenty (120) days after the termination date, Manager shall make a full accounting and the parties shall settle all accounts between them.

1.4                                 Redelivery of Aircraft and Records.  Upon termination of this Agreement, Manager shall redeliver the Aircraft, along with all Aircraft-specific books and records to Kraft.

1.5                                 Termination Assistance Services.  Manager agrees that, upon termination of this Agreement, and at Kraft’s expense, Manager will cooperate in good faith with Kraft to provide Kraft (or its designee) with reasonable assistance to make an orderly transition from Manager to another supplier of the Services.  Transition assistance services shall include the following:

(a)                                            Developing a transition plan with assistance from Kraft or its designee;

(b)                                           Providing training to Kraft personnel or its designee’s personnel to perform Services; and

(c)                                            Organizing and delivering to Kraft records and documents necessary to allow continuation of the Services, including delivering such materials in electronic forms and versions as requested by Kraft.

ARTICLE TWO

MANAGER’S OBLIGATIONS

2.1                                 Provision of Aircraft Management and Aviation Services.  Manager hereby agrees to manage the Aircraft and furnish certain aviation support services described below to Kraft during the Term.  Such services shall be provided in accordance with any applicable FARs and in accordance with Manager’s established procedures with respect to its own aircraft, as such procedures may be modified from time to time, including but not limited to the Altria Corporate Services, Inc. Aviation and Travel Services Policy and Operations Manual (the “Manual”).

2.2                                 Pilot and Flight Attendant Services.  Manager agrees to provide pilot services to Kraft.  Manager agrees to employ and provide a sufficient number of fully qualified pilots to operate the Aircraft in accordance with the Manual.  Manager reserves the right to utilize the services of temporary qualified pilots, acceptable to both Manager and Kraft, to supplement full-time staff, from time to time, when deemed necessary by Manager.  It is agreed that the term “qualified pilot” shall be deemed to refer to an individual who meets the following minimum requirements:

(a)                                  Holds a valid Airline Transport Pilot’s Certificate with appropriate category, class and type ratings for the Aircraft;

(b)                                 Holds a current first class medical certificate in accordance with FAR §61.23(a)(1);

(c)                                  Is current with respect to FAR Part 61, to conduct operations under FAR Part 91;

(d)                                 Is familiar with Manager’s  written policies and procedures;

(e)                                  Has satisfactorily completed a recommended or approved ground and flight training course for the Aircraft;

(f)                                    Is approved as pilot with respect to the Aircraft insurance coverage; and

(g)                                 Is approved as a pilot under the Manual.

                                                Manager agrees to provide flight attendant services to Kraft.  Manager agrees to employ and provide a sufficient number of fully qualified flight attendants to perform the services in accordance with the Manual.  Manager reserves the right to utilize the services of temporary qualified flight attendants, acceptable to both Manager and Kraft, to supplement full-time staff, from time to time, when deemed necessary by Manager.

In accordance with the applicable FARs, each flight crew member provided by Manager will exercise all of his or her duties and responsibilities with the highest regard for the safety of each flight conducted hereunder.  Kraft specifically agrees that the pilot-in-command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other such action which in the considered judgment of such pilot in command is necessitated by safety considerations.  No such action by the pilot in command shall create or support any liability for loss, injury, damage or delay to Kraft or any other person.  Kraft further agrees that Manager shall not be liable for delay or failure to furnish or return the Aircraft or flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions or acts of God or is necessary to adhere to the requirements of the Manual.

2.3                                 Maintenance and Inspections.  Manager shall be responsible for providing maintenance, preventive maintenance, and required or otherwise necessary inspections of the Aircraft.  No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the assigned pilot in command and Manager’s maintenance manager.

It is expected by the parties that Manager will perform pre-flight inspections and maintenance of the Aircraft, will keep the interior and the exterior of the Aircraft clean, and will repair discrepancies and perform most scheduled inspections.  Subject to the provisions of Article 3.4 below, it is expected by the parties that Manager or Kraft may subcontract with outside maintenance providers to perform any additional necessary maintenance on the Aircraft.

Kraft appoints Manager as its agent for the limited purpose of executing, for and on behalf of Kraft, any maintenance program and maintenance inspection agreements or any other agreement as shall be necessary in order for Manager to fulfill its obligations under this Agreement.  Kraft agrees to indemnify and hold Manager harmless from and against any claims, damages, losses or expenses arising pursuant to any such maintenance program and maintenance inspection agreements, or any other agreement necessary in order for Manager to fulfill its obligations under this Agreement.

2.4                                 Logbooks and Records.  Manager shall maintain all logbooks and records pertaining to the Aircraft in accordance with applicable FARs.  Such logbooks and records shall be made available for examination and copying by Kraft or Kraft’s duly authorized agents, at Kraft’s reasonable advance request, at the location of such books and records at Manager’s Flight Operations office in Milwaukee, Wisconsin.  At the termination of this Agreement, Manager shall deliver such logbooks and records to Kraft.

2.5                                 Additional Duties of Manager.  In addition to those duties assumed by Manager elsewhere herein, Manager also agrees to perform the following:

(a)                                  Arrange for and coordinate and schedule use of the Aircraft;

(b)                                 Arrange for aircraft commissary, catering and rental car, limousine or taxi cab passenger ground transportation, as requested by Kraft;

(c)                                  Utilize and maintain the airport office facilities at the Base of Operations (as defined in Article 11.1) in order to assist the flight crew in the performance of their duties; in order to achieve scheduling of flights and flight personnel, flight following and communication; in order to perform routine scheduled and unscheduled maintenance to the Aircraft; and in order to assist Kraft in the planning and support of Kraft’s flight operation;

(d)                                 Assist in establishing and maintaining budgets respecting the Aircraft and provide copies thereof to Kraft;

(e)                                  At Kraft’s request, arrange for backup aircraft coverage with a commercial certificated air carrier or other provider operating in accordance with FARs and acceptable to Manager and Kraft when the Aircraft is unavailable for Kraft’s use due to scheduled or unscheduled maintenance.  Manager shall provide Kraft with a copy of its list of acceptable providers upon request;

(f)                                    Assist Kraft in obtaining and maintaining such insurance covering the Aircraft and its operation as further described in Article 5.1 below;

(g)                                 Provide such proof of insurance as required of Manager pursuant to Article 5.1(g) below; and

(h)                                 Arrange for initial and recurrent training for each flight crew member, maintenance technician and dispatchers.

ARTICLE THREE

KRAFT’S OBLIGATIONS

3.1                                 Operational Control and Possession, Command and Control.  It is hereby agreed and acknowledged between Kraft and Manager that during all phases of flights conducted under this Agreement, Kraft shall retain and have (i) operational control of the Aircraft, and (ii) possession, command and control of the Aircraft.  In addition, Kraft further acknowledges operational control by exercising Kraft’s authority over initiating, conducting and terminating each flight.  Kraft chooses not to hire its own pilots but contract for the pilot services of Manager.  Although the flight crew is supplied by Manager for Kraft’s flights, the flight crew is under the exclusive command and control of Kraft in all phases of those flights and at all times.  Kraft acknowledges that all of Kraft’s flights are classified as “noncommercial” for Federal Aviation regulatory purposes and, for Federal excise tax purposes, are subject to the appropriate federal tax on aviation fuels.  In exercising operational control, Kraft shall comply with the FARs, insurance requirements and any pertinent regulations of the United States or any country where the Aircraft may be operated from time to time.  Kraft shall operate the Aircraft in accordance with FAR Part 91.

3.2                                 Advance Notification.  Kraft shall provide Manager with information regarding proposed flight schedules as far in advance of any given flight as possible.  Information that must be provided to Manager shall be in a format mutually acceptable to the parties and shall include the following information for each proposed flight:

(a)                      Name of requisitioner;

(b)                     Date requisition prepared;

(c)                      Proposed departure airport;

(d)                     Proposed destination airport;

(e)                      Date and time of flight;

(f)                        The number, names and social security numbers of anticipated employee passengers and the flight legs on which each will travel;

(g)                     The number, names, addresses, telephone numbers and social security numbers of anticipated non-employee passengers and the flight legs on which each will travel;

(h)                     The nature and extent of any non-customary luggage and/or cargo, to include firearms and/or hazardous materials, to be carried;

(i)                         The date and time of a return flight, if any;

(j)                         Ground transportation requests;

(k)                      Special catering requests; and

(l)                         Any other information concerning the proposed flight that may be pertinent or required by the other party.

Kraft shall ensure that all passengers meet all applicable requirements of US and foreign customs during travel aboard the Aircraft.

Manager hereby designates Jim Woolley, telephone (914) 288-3021, as its contact for aircraft scheduling.  Manager may change its contact for aircraft scheduling by providing written notice of such change to Kraft in accordance with Article 11.3 below.

Kraft is currently not a “citizen of the United States” as defined in 49 U.S.C.A. §44102(a), and is, therefore, required to comply with the Department of Transportation regulations set forth in 14 C.F.R. Part 375, one effect of which is to prohibit carriage of candidates in elections where payment for the carriage is required.  During any time when Kraft is a “citizen of the United States” as defined in 49 U.S.C.A. §44102(a), with respect to any persons required by federal or state law to make payment for such flights, Kraft agrees to comply with FAR 91.321 and to provide Manager with advance notification and such additional information as may be reasonably requested by Manager.

3.3                                 Management Fee and Variable Expenses.

(a)                                  Kraft shall pay Manager a monthly management fee in order to reimburse Manager for a ratable portion of the annual fixed expenses associated with the performance of Manager’s obligations and duties under this Agreement.  The initial estimate of the fixed expenses and the monthly management fee is set forth in Exhibit C attached hereto.  Fixed expenses described in Exhibit C include among other overhead expenses salaries, fringe benefits and other payroll costs of the flight crew, maintenance and other administrative personnel.  All fixed expenses other than third party expenses (the marked-up expenses identified on Exhibit C) include a 5% markup.

(b)                                 Kraft shall pay all variable expenses associated with its use of the Aircraft and operation of the Aircraft under this Agreement.  The initial estimate of the variable expenses is set forth in Exhibit D attached hereto.  Kraft shall pay for all maintenance and repairs at the time that Manager performs such services upon the Aircraft. Kraft shall also pay for all alterations, modifications, additions or improvements made pursuant to the terms of Article 7 hereof at the time Manager performs such services upon the Aircraft.  Manager shall use all reasonable efforts under the circumstances to notify Kraft in advance of any maintenance anticipated to cost in excess of one hundred thousand Dollars ($100,000).  Such notice may be given verbally notwithstanding the provisions of Article 11.3 below.

3.4                                 Payment of Fixed and Variable Expenses.

(a)                                  Kraft shall pay Manager through inter-company cash transfer the monthly management fee on or before the third Wednesday of each month during the Term hereof.

(b)                                 Manager shall deliver to Kraft, on or about the 15th day of each month, an invoice for the aggregate variable expenses incurred for the previous month.  Kraft will pay the amount specified on such invoice to Manager, through inter-company cash transfer no later than the third Wednesday of the month following the month that such invoice was sent to Kraft.

(c)                                  At the end of each six months during the term of the Agreement, Manager will review the fixed expenses actually incurred by Manager (collectively, “Actual Cost”) during the previous six months.  In the event that Manager determines that the Actual Cost differs from the aggregate fixed expenses set forth on Exhibit C for that period by more than 2%, Manager will deliver to Kraft documentation for such Actual Cost and the Parties will adjust the monthly management fee accordingly, retroactively or prospectively.

On or before November 15 of each calendar year, in connection with the annual review of services provided to Kraft Foods Inc. and its wholly owned subsidiaries under the Services Agreement dated as of January 1, 2001, an estimate of the fixed and variable expenses for the next calendar year will be submitted to the Controller and Chief Financial Officer (“CFO”) of Kraft Foods Inc. by the Controller of Altria Group, Inc. on behalf of Manager, for review and approval.  Approval by the CFO of Kraft Foods Inc. and the CFO of Altria Group, Inc. will constitute approval by the Manager and Kraft of the estimate of the fixed and variable expenses for the ensuing year.  Such estimates once approved shall be deemed to replace the existing Exhibits C and D to this Agreement and the monthly management fee for the ensuing year shall be paid in accordance with such modified Exhibit C.

3.5                                 Taxes.  Kraft shall pay to Manager and Manager shall collect from Kraft and remit to the appropriate taxing authorities all taxes (including but not limited to federal excise taxes), fees, assessments, sales tax, personal property tax, license and registration fees together with all fines and penalties assessed by any taxing or governmental authority (hereinafter “Taxes”) which relate in any way to the ownership, use or operation of the Aircraft except for any federal or state taxes based on Manager’s net income or capital gains or any franchise taxes imposed on Manager.  Kraft shall indemnify, defend and hold Manager harmless from Kraft’s failure to pay the Taxes to Manager in order to allow Manager to remit the same in a timely manner.

3.6                                 Insurance.  Kraft shall pay all costs and expenses relating to the Aircraft insurance required by Article 5 below.

3.7                                 Facilities and Equipment.  Kraft shall be responsible, at its sole cost and expense, to obtain (and subsequently repair or replace as necessary), hangar space, office space and support equipment for the Aircraft all to the extent necessary to allow Manager to perform its duties under this Agreement.  Such space and equipment shall be provided at the Aircraft’s Base of Operations (as defined in Article 11.1).  Such space shall include ramp facilities for the Aircraft, parking facilities for Manager’s employees and a fuel farm.  Kraft shall be solely responsible for all claims arising by virtue of the provision or existence of the items set forth in this Article 3.7.

3.8                                 Manual Compliance.  Kraft agrees to abide by and advise its passengers of all applicable procedures set forth in the Manual.  Manager shall deliver to a representative designated by Kraft a copy of the Manual and any updates.

3.9                                 Training.  Kraft shall provide Manager with reasonable access to and use of the Aircraft for the purpose of conducting all training and testing that is necessary for compliance with the FARs (including, without limitation, proficiency checks, line checks, and type training and certification).

ARTICLE FOUR

USE OF FACILITIES & EQUIPMENT

4.1                                 Use of Facilities and Equipment.  Manager hereby grants Kraft usage of such facilities and equipment set forth in Article 3.7 to the extent owned or controlled by Manager, as well as all other of Manager’s facilities and equipment at the Base of Operations as Kraft requires to store, operate and maintain the Aircraft during the Term.  Kraft hereby grants Manager usage of such facilities and equipment set forth in Article 3.7 to the extent owned or controlled by Kraft as well as all other of Kraft’s facilities and equipment at the Base of Operations as Manager requires to perform its services relating to the Aircraft during the Term in accordance with this Agreement.

ARTICLE FIVE

INSURANCE

5.1                                 Manager Provided Insurance.  During the Term until such time as Kraft is no longer majority owned by Altria Group, Inc., Manager hereby agrees to arrange for and procure, at Kraft’s expense, insurance coverage of the types, in the amounts, and including the special provisions set forth below, under separate aviation insurance policies relating to the Aircraft (“Manager’s Policies”).

(a)                                  All risk physical damage (hull) insurance, including war, hijacking and allied perils coverage, with respect to the Aircraft insuring against any loss, theft or damage to the Aircraft, and extended coverage with respect to any engines or parts while removed from the Aircraft, in an amount equal to the agreed value as listed in Exhibit B hereto, with no deductible.  Such insurance shall provide that all losses shall be adjusted with Kraft and be payable to Kraft as owner of the Aircraft.  Such insurance shall also contain a waiver of subrogation in favor of Manager.

(b)                                 Aircraft liability insurance, including war, hijacking and allied perils coverage, with respect to the Aircraft insuring against liability for bodily injury to or death of persons, including passengers, and damage to or loss of property, in an amount not less than Two Hundred Million Dollars ($200,000,000) combined limit per occurrence (except with respect to war risks, hijacking and allied perils coverage, which shall be subject to a policy sub-limit in an amount not less than Fifty Million Dollars ($50,000,000) combined limit per occurrence and in the annual aggregate for bodily injury to or death of, and property damage to, third parties).

(c)                                  Excess/Umbrella Liability insurance in excess of the Aviation Liability policy limits set forth above and where applicable in Exhibit B.  Such Excess/Umbrella policy will include the provision that the primary Liability policy be scheduled to such program for full policy limits.

(d)                                 Additional coverages as set forth in Exhibit B hereto.

(e)                                  All liability coverages required by this Article 5.1 (except for clause (c) of such Article) and Exhibit B hereto shall include the following provisions:

(i)                                     such insurance shall be primary without any right of contribution from any other insurance available to Manager or Kraft; and

(ii)                                  such insurance shall contain a standard clause as to cross liability or severability of interests among insured parties providing that the insurance shall operate in all respects as if a separate policy had been issued covering each party insured except for limits of liability.

(f)                                    All insurance required by this Article 5.1 and Exhibit B hereto shall include the following provisions:

(i)                                     such insurance shall cover the operation of the Aircraft;

(ii)                                  such insurance shall name Kraft as the Named Insured and shall name Manager, its affiliates, successors and assigns and their respective officers, directors, members, managers, employees, agents and representatives (the “Manager Additional Insureds”) as additional insureds;

(iii)                               the geographic limits of such insurance shall be worldwide, except that in the case of war, hijacking and allied perils coverage, the coverage territory shall be subject to such excluded territories as is usual in the aviation insurance industry;

(iv)                              such insurance shall provide that not less than thirty (30) calendar days advance written notice (except ten (10) days written notice for non-payment of premium and such shorter period as is customarily available under the war, hijacking and allied perils insurance) shall be given to Manager and Kraft of cancellation by any party or adverse material change or reduction in the limits of coverage applicable to Manager or Kraft under the policies; and

(v)                                 such insurance shall contain an invalidation of interest/breach of warranty clause in favor of Manager Additional Insureds providing that the coverage afforded to such parties will not be voided or invalidated by any act or neglect of Kraft or any other insured party.

(g)                                 Manager shall provide to Kraft prior to the first operation of the Aircraft under Manager’s Policies an insurance certificate reflecting the coverage required by the Agreement and thereafter, when it becomes available, a copy of the policy showing the applicable coverages.

5.2                             Kraft Provided Insurance.  If at any time during the Term, Kraft is no longer majority owned by Altria Group, Inc., Kraft shall immediately arrange and procure, at Kraft’s expense, insurance for the Aircraft (“Kraft’s Policies”).  The provisions of Kraft’s Policies shall be at least as comprehensive and advantageous as the provisions of Manager’s Policies, including terms, limitations, conditions and exclusions, and shall provide the specific coverages and provisions outlined in Articles 5.1(a)-(f) and 5.2(a) and Exhibit B.  Furthermore, Kraft’s Policies shall be issued by an insurance company reasonably acceptable to Manager.  Upon Kraft’s notice to Manager of commencement of insurance coverage under Kraft’s insurance, Manager’s responsibilities under Article 5.1 above shall cease.

(a)                                  Kraft shall provide to Manager (with its notice of commencement of insurance coverage as described in this Article 5.2) an insurance certificate reflecting the coverage required by this Agreement and thereafter, when it becomes available, a copy of the policy showing the applicable coverages.  The insurance policy shall waive all rights of subrogation against the Manager Additional Insureds and shall recognize in writing this Agreement.

5.3                                 Manager’s Insurance Obligations.  During the Term, Manager will maintain in full force and effect, at its own expense:

(a)                                  Workers’ Compensation Coverage that provides applicable statutory benefits and Employer Liability Coverage in an amount of not less than Five Hundred Thousand Dollars ($500,000) covering all employees of Manager.

(b)                                 Commercial General Liability insurance, excluding hangarkeeper’s liability coverage and including premises liability coverage, in the amount of Five Million Dollars ($5,000,000) per occurrence, and products and completed operations coverage in the amount of Ten Million Dollars ($10,000,000) per occurrence and in the aggregate.

(c)                                  Fire and extended coverage insurance on Manager’s personal property, trade fixtures and equipment located in or on the Base of Operations, in an amount equal to the full replacement value thereof.

(d)                                 “All Risk Property” insurance coverage for the hangar valued on a “replacement cost” basis during such time as Manager is providing the facilities described in Article 3.7 above.

5.4                                 Kraft’s Insurance Obligations.  In addition to and notwithstanding Articles 5.1 and 5.2 above, during the Term, Kraft will maintain in full force and effect, at its own expense:

(a)                                  Commercial General Liability insurance, excluding hangarkeeper’s liability coverage and including premises liability and environmental coverage, in the amount of Five Million Dollars ($5,000,000) per occurrence, and products and completed operations coverage in the amount of Ten Million Dollars ($10,000,000) combined single limit per occurrence and in the aggregate.

(b)                                 Fire and extended coverage insurance on Kraft’s personal property, trade fixtures and equipment located in or on the Base of Operations, in an amount equal to the full replacement value thereof.

(c)                                  “All Risk Property” insurance coverage for the hangar valued on a  “replacement cost” basis during such time as Kraft is providing the facilities described in Article 3.7 above.

5.5                                 Insurance Validity.  In the event that any insurance on the Aircraft which is required by this Article 5 is invalidated for any reason, the Aircraft shall not be operated until such time as all such insurance is again valid and in full force and effect.

ARTICLE SIX

INDEPENDENT CONTRACTOR

6.1                                 Independent Contractor.  Manager shall be deemed to be an independent contractor.  Manager shall be free to devote to its other business such portion of its entire time, energy, efforts and skill, as it sees fit.  Manager shall have no mandatory duties, except those which are specifically set out in this Agreement.  Nothing contained in this Agreement shall be regarded as creating any relationship (employer/employee, joint venture, partnership) between the parties other than as set forth herein.

6.2                                 No Agent Status.  Except as specifically set forth in Article 2.3, Manager shall never at any time during the Term become the agent of Kraft and Kraft shall not be responsible for the acts or omissions of Manager or its agents except as set forth herein.

6.3                                 No Employee Status.  No employee of Manager will, at any time, represent himself or herself to be an employee of Kraft.

ARTICLE SEVEN

ALTERATIONS

7.1                             Alterations.  Manager shall not have the right to alter, modify or make any additions or improvements to the Aircraft or engines, other than those necessary to obtain and maintain FAA certification, to maintain the Aircraft in accordance with the terms hereof or to ensure the Aircraft conforms to Manager’s criteria and guidelines for aircraft owned and operated by Manager including alterations to the Aircraft necessary to ensure that the Aircraft are substantially similar to the aircraft of the same make and model flown by the flight crew for the Aircraft, without prior written permission from Kraft.  All such alterations, modifications, additions and improvements as are so made shall become the property of Kraft and shall be subject to the terms of this Agreement.

ARTICLE EIGHT

TITLE

8.1                                 Title.  Kraft has the right to operate the Aircraft pursuant to that certain Dry Lease dated as of December 22, 2004 between Kraft and Kraft Foods Aviation, LLC, the beneficial owner of the Aircraft, and has full right, power and authority and has secured all necessary consents to enter into this Agreement with Manager.  It is expressly understood and agreed that this is a management contract, and that Manager acquires no ownership, title, property rights or interests in or to the Aircraft and their engines, accessories and equipment pursuant to this Agreement.

ARTICLE NINE

RISK OF LOSS OR DAMAGE TO AIRCRAFT

9.1                                 Risk of Loss or Damage to Aircraft.  Risk of loss or damage to the Aircraft shall be borne by Kraft.  If, during the Term, any of the Aircraft is destroyed, lost or damaged beyond repair, this Agreement shall terminate immediately, as to such Aircraft, unless otherwise agreed.

ARTICLE TEN

INDEMNIFICATION

10.1                           Indemnification.  Each party to this Agreement hereby indemnifies and holds harmless the other party and its respective officers, directors, partners, employees, shareholders and affiliates for any claim, damage, loss or reasonable expense, including reasonable attorneys’ fees, resulting from bodily injury or property damage to third parties caused by an occurrence and arising out of the ownership, maintenance or use of the Aircraft which results from the negligence or willful misconduct of such indemnifying party (an “Indemnified Loss”), provided, however, that neither party to this Agreement will be liable for any Indemnified Loss:

(a)                                  to the extent that such loss is covered by the insurance policies described in Article 5 (the “Policies”), or in the event the other party fails to maintain the insurance coverages it is required to maintain pursuant to Article 5, such loss would have been covered under the required coverages had they been in effect;

(b)                                 with respect to a loss covered by the Policies, to the extent that the amount of such loss exceeds the policy limits required by Article 5;

(c)                                  with respect to a loss consisting of expenses incurred in connection with a loss covered in whole or in part by the Policies, to the extent that such expenses are not fully covered by the Policies, or

(d)                                 to the extent of the comparative negligence or willful misconduct of the indemnified party or its officers, directors, partners, employees, shareholders and affiliates.

10.2                           Indemnification by Manager.  Manager will indemnify Kraft for direct physical damage to the Aircraft proven to have been caused by Manager’s gross negligence (“Gross Negligence Aircraft Damage”); provided, however, that Manager will not indemnify Kraft for any Gross Negligence Aircraft Damage:

(a)                                  to the extent that coverage for such damage is provided by Manager’s Policies required to be maintained by Manager by Article 5 and Exhibit B;

(b)                                 with respect to such damage for which coverage is provided by Manager’s Policies, to the extent that the amount of such damage exceeds the agreed insured value specified in Exhibit B;

(c)                                  to the extent that coverage for such damage is provided by Kraft’s Policies required to be maintained by Kraft by Article 5 and Exhibit B, or in the event Kraft fails to maintain such required insurance coverages, coverage for such damage would have been provided under such required coverages had they been in effect; or

(d)                                 with respect to such damage for which coverage is provided by Kraft’s Policies, to the extent that the amount of such damage exceeds the agreed insured value specified in Exhibit B.

If any Gross Negligence Aircraft Damage is not covered by Manager’s or Kraft’s Policies solely because it is less than an applicable deductible amount set forth in Exhibit B, Manager will indemnify Kraft for the amount of any such damage up to the amount of such deductible.  Manager will not indemnify Kraft for any other uninsured damage to the Aircraft.

10.3                           LIMITATION OF LIABILITY.  EACH PARTY ACKNOWLEDGES AND AGREES THAT

(a)                                  THE PROCEEDS OF INSURANCE TO WHICH IT IS ENTITLED;

(b)                                 ITS RIGHTS TO INDEMNIFICATION FROM THE OTHER PARTY UNDER ARTICLE 10.1 (AND IN THE CASE OF KRAFT, ITS RIGHTS TO INDEMNIFICATION UNDER ARTICLE 10.2) (AND IN THE CASE OF MANAGER, ITS RIGHTS TO INDEMNIFICATION UNDER ARTICLES 2.3 AND 10.4); AND

(c)                                  ITS RIGHT TO DIRECT DAMAGES ARISING IN CONTRACT FROM A MATERIAL BREACH OF THE OTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT

ARE THE SOLE REMEDIES FOR ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR CONTEMPLATED HEREBY.  KRAFT WAIVES ALL RIGHTS OF RECOVERY AGAINST MANAGER AND MANAGER ADDITIONAL INSUREDS FOR ANY LOSS OR DAMAGE TO THE AIRCRAFT, EXCEPT AS SET FORTH IN ARTICLE 10.2 ABOVE.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10.3 AND ARTICLE 10.4, EACH PARTY WAIVES ANY RIGHT TO RECOVER ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR CONTEMPLATED HEREBY.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO THE OTHER PARTY FOR ANY CLAIMED INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR FOR ANY DAMAGES CONSISTING OF DAMAGES FOR LOSS OF USE, REVENUE, PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, OR DEPRECIATION OR DIMINUTION IN VALUE OF THE AIRCRAFT, EVEN IF THE PARTY HAD BEEN ADVISED, OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

10.4                           Failure of Insurance Policies.  When Kraft’s Policies are utilized, any indemnification provided by Manager to Kraft, any waiver of any claim and any agreements to be liable for damages set forth in this Article 10 shall not apply to the extent that Kraft’s Policies have failed to provide the insurance coverage required by Article 5, including Exhibit B.  Furthermore, Kraft agrees to indemnify Manager for any Indemnified Loss resulting from the failure of Kraft’s Policies to comply with the requirements of Article 5, including Exhibit B.

10.5                           Survival.  The provisions of this Article 10 will survive the termination or expiration of this Agreement.

ARTICLE ELEVEN

MISCELLANEOUS PROVISIONS

11.1                           Base of Operations.  For purposes of this Agreement, the Base of Operations of the Aircraft shall be Mitchell International Airport (MKE), Milwaukee, Wisconsin.

11.2                           Entire Agreement.  This Agreement constitutes the entire understanding between the parties as of the Effective Date and supersedes all prior agreements between the parties which concern the management of or pilot services for the Aircraft.  Any change, modification or amendment to this Agreement must be in writing signed by both parties.

11.3                           Notices.  Any notice required or permitted under this Agreement shall be given in writing and shall be effective for all purposes if hand delivered to the party designated below or if sent by (a) certified or registered United States mail,  postage prepaid; or (b) by expedited delivery service, either commercial or United States Postal Service, with proof of delivery; or (c) by telecopy (provided that such telecopy is confirmed by expedited delivery service or by mail in the manner previously described), addressed as follows:

If to Manager:	Altria Corporate Services, Inc.
180 Airport Road, Hangar D-2
Westchester County Airport, White Plains
New York, NY 10604
Attn: George Saling
Tel: 914-335-3011
Fax: 914-335-3070

If to Kraft:	Kraft Foods Inc.
Three Lakes Drive
Northfield, IL 60093
Attn: Marc S. Firestone
Tel: 847-646-2000
Fax: 847-646-2950

or to such other address and person as shall be designated from time to time by Manager or Kraft, as the case may be, in a written notice to the other in the manner provided for in this paragraph.  The notice shall be deemed to have been given at the time of delivery if hand delivered or sent by confirmed telecopy, or in the case of registered or certified mail, three (3) business days after deposit in the United States mail, or if by expedited delivery, upon first attempted delivery on a business day.  A party receiving notice which does not comply with the technical requirements for notice under this paragraph may elect to waive any deficiencies and treat the notice as having been properly given.

11.4                           Compliance with Laws.  Manager and Kraft shall comply with all federal, state and local laws and executive orders and regulations issued pursuant thereto, including without limitation, and to the extent applicable to this Agreement, all FARs, to the extent of their obligations under this Agreement.

11.5                           Rights and Remedies.  Manager and Kraft’s rights and remedies with respect to any of the terms and conditions of this Agreement shall be cumulative and non-exclusive and shall be in addition to all other rights and remedies which either party possesses at law or in equity except as otherwise provided in this Agreement.

11.6                           Invalidity.  In the event that any one or more of the provisions of this Agreement shall be determined to be invalid, unenforceable or illegal, such invalidity, unenforceability and illegality shall not affect any other provisions of this Agreement, and the Agreement shall be construed as if such invalid, unenforceable or illegal provisions had never been contained herein.

11.7                           Force Majeure.  Exclusive of Kraft’s obligations to pay for the operating expenses and other expenses associated with the Aircraft, each party shall be relieved of its obligations hereunder in the event and to the extent that the party’s performance is delayed or prevented by any cause reasonably beyond such party’s control, including but not limited to, acts of God, public enemies, war, civil disorder, fire, flood, explosion, labor disputes or strikes, or any acts or order of any governmental authority.

11.8                           Waiver.  No delay or omission in the exercise or enforcement of any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy.  All remedies, rights, undertakings, obligations and agreements contained herein shall be cumulative and not mutually exclusive.

11.9                           Assignment.  Neither this Agreement nor any party’s interest herein shall be assignable to any other party without the consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

11.10                     Confidentiality.  Manager and Kraft shall not disclose to any third party (other than their respective affiliates) in any manner information regarding the terms of this Agreement without the non-disclosing party’s prior written consent; provided, however, that neither party shall be prohibited from making any disclosures to the extent required by law.

11.11                     Review of Records.  Each party shall permit the other, upon reasonable request, to review its accounting and other cost records relating to the Aircraft, so the other party can conduct an audit of such records as that other party reasonably deems necessary.

ARTICLE TWELVE

APPLICABLE LAW

12.1  Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  Without limiting in any way the jurisdiction of the courts of any state, nation or province, or Manager’s right to invoke the jurisdiction of such courts, Kraft hereby consents to the jurisdiction of the courts of the United States of America and the State of New York in any dispute which arises out of this Agreement and agrees that service of process shall be sufficient if made on the Secretary of State of New York with a copy to be sent, by registered mail, to Kraft at the address set forth in Article 11.3 above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Manager:	Kraft:
ALTRIA CORPORATE SERVICES, INC.	KRAFT FOODS GLOBAL, INC.

By:

By:

Title:	Title: